Exhibit 10.1

August 31, 2026

Mr. James Bligh

Seafire, Unit S601

Block 11B

Parcel 88H41H144

Cayman Islands

Re: Employment Offer Letter

Dear James:

CDT Equity Inc. of 4851 Tamiami Trail North, Suite 200, Naples, FL 34103 (the “Company”) is pleased to offer you a position on the terms set forth in this letter (this “Agreement”), effective as of the date of this letter (the “Effective Date”). In consideration of the mutual promises contained herein, the parties agree as follows.

1. Duties, Position and Location

Duties and Position. You shall be employed by the Company as Chief Executive Officer. You shall have such duties, responsibilities and authorities as are customarily associated with this position, including the general management of the affairs of the Company, together with such additional duties and responsibilities consistent with this position as may, from time to time, be properly and lawfully assigned to you by the Board of Directors of the Company (the “Board”). You shall report directly to the Board. You shall comply in all respects with the policies, rules and decisions adopted from time to time by the Board. You shall perform your duties and obligations under this Agreement in a loyal and conscientious manner.

Board Service. You agree to serve as a member of the Board, without additional compensation, until your successor is duly appointed or elected in accordance with the Company’s organizational documents, subject to the provisions of Section 9 below. The Board shall nominate you for election to serve as a director at each annual meeting of the Company’s stockholders that occurs while you are providing services to the Company under the terms of this Agreement.

Other Activities. During the term of your employment, you shall devote your full working time and attention to the business affairs of the Company. Subject to the terms of the Proprietary Information and Inventions Assignment Agreement described below, and to Section 8 of this Agreement, you may (i) devote time to personal and family investments, (ii) participate in industry associations, (iii) serve on community and civic boards, and (iv) serve on up to one for profit board or advisory committee, or such greater number as approved by the Board, and retain all compensation from that role, provided that such activities, individually or in the aggregate, do not interfere with your duties to the Company as determined in good faith by the Board.

Location. You shall perform your duties under this Agreement principally from the Cayman Islands, at such office or offices as the Company may from time to time designate. You shall be required, under reasonable business circumstances, to travel outside the Cayman Islands in connection with performing your duties under this Agreement.

2. Compensation

During your employment with the Company, your compensation will be as follows.

Base Salary. You will receive an annual base salary of $600,000, for all hours worked (the “Base Salary”). You will be paid in accordance with the Company’s customary payroll procedures as established and modified from time to time. Your Base Salary shall be subject to periodic review and adjustment by the Board, in the sole discretion of the Board.

Annual Bonus. In addition to your Base Salary, you may be eligible to earn, for each fiscal year of the Company ending during the term of your employment, an annual cash performance bonus under the Company’s bonus plan, as approved from time to time by the Board. Your target annual bonus will be 50% of your Base Salary for the year to which such annual bonus relates (your “Target Bonus”). Your actual annual bonus will be determined based on your and the Company’s attainment of financial or other performance criteria established by the Board or its designee, in accordance with the terms and conditions of such bonus plan. Except as provided in Section 4(e) below, you must be employed by the Company on the date of payment of an annual bonus to be eligible to receive it. You acknowledge that nothing contained herein confers upon you any right to an annual bonus in any year. Whether the Company pays you an annual bonus, and the amount of any such bonus, will be determined by the Board in its sole discretion.

Benefits. You shall be eligible to participate in all employee benefit plans or programs the Company generally makes available to other senior officers of the Company, subject to the terms and conditions of such plans or programs. You will also be entitled to vacation and paid time off each year in accordance with Company policy, together with all holidays observed by the Company each year. The Company reserves the right to change compensation and benefits provided to its employees from time to time, in its discretion.

Expenses. You will be entitled to reimbursement for all ordinary and reasonable out of pocket business expenses reasonably incurred by you in furtherance of the Company’s business, with appropriate documentation, in accordance with the Company’s standard expense policies.

Pension. You shall be enrolled in a pension arrangement in accordance with the requirements of the National Pensions Law, as amended, of the Cayman Islands, and any other applicable pension legislation of the Cayman Islands in force from time to time. The Company shall make such contributions to that arrangement as are required under Cayman Islands law.

Tax. Your Base Salary, Annual Bonus, and other sums payable to you under this Agreement shall be paid without deduction of income tax, withholding tax, or any similar levy, consistent with the position under the laws of the Cayman Islands. You shall be solely responsible for any tax liability arising in your jurisdiction of tax residence, as applicable to the Cayman Islands.

3. Indemnification

You will receive defense and be indemnified by the Company to the full extent of the provisions of the Company’s constitutional documents and applicable law, on terms no less favorable than those provided to other officers and directors. You will also receive directors’ and officers’ insurance coverage on terms no less favorable than those provided to other officers and directors.

4. Termination and Notice

Notice. Either party may terminate your employment under this Agreement by giving the other party not less than 12 (twelve) months’ written notice.

Payment in Lieu of Notice. The Company may, in its sole discretion, terminate your employment with immediate effect, or with effect from any date during the notice period referred to in Section 4(a), by making a payment to you in lieu of notice equal to your Base Salary for the unexpired portion of that notice period (a “Payment in Lieu of Notice”).

Termination for Cause. Notwithstanding Sections 4(a) and 4(b), the Company may terminate your employment immediately, without notice and without a Payment in Lieu of Notice, for Cause, as defined in Section 6 below.

Accrued Obligations. If your employment terminates for any reason, you are entitled to your fully earned but unpaid Base Salary through the date of termination, together with all other amounts or benefits to which you are entitled under any compensation, retirement or benefit plan of the Company at that time, in accordance with the terms of such plans, including any accrued but unpaid paid time off (the “Accrued Obligations”).

Bonus on Termination. Where your employment terminates for any reason other than Cause, the Company shall pay you a pro-rated Target Bonus for the portion of the fiscal year served prior to the date of termination, payable at the time annual bonuses are ordinarily paid to other senior officers of the Company.

5. Conditions to Payment in Lieu of Notice

Release. As a condition to your receipt of a Payment in Lieu of Notice under Section 4(b), you must first execute, and not revoke, a separation agreement containing a release of all claims in favor of the Company, in a form reasonably acceptable to the Company (the “Release”). If this requirement is not satisfied, you will not be entitled to a Payment in Lieu of Notice.

Continuing Obligations. As a further condition to your receipt of a Payment in Lieu of Notice, you must continue to comply with your obligations under the Proprietary Information and Inventions Assignment Agreement, and under Sections 9, 10 and 11 of this Agreement (the “Continuing Obligations”). If you breach, or threaten to breach, any Continuing Obligation, the Company shall be entitled, in addition to any other legal or equitable remedy available to it, to cease making any further Payment in Lieu of Notice to you.

6. Definitions

For purposes of this Agreement:

Cause. “Cause” means any of the following: (i) your commission of an act of fraud, embezzlement or dishonesty, or the commission of any other illegal act by you, having a demonstrable adverse impact on the Company or any successor or affiliate; (ii) your conviction of, or plea of guilty or no contest to, a serious criminal offence, or any crime involving fraud, dishonesty or moral turpitude; (iii) any intentional, unauthorized use or disclosure by you of confidential information or trade secrets of the Company or any successor or affiliate; (iv) your gross negligence, insubordination or material violation of any duty of loyalty to the Company or any successor or affiliate, or other demonstrable material misconduct in connection with the performance of your duties; (v) your ongoing and repeated failure or refusal to perform your duties under this Agreement, or to comply with instructions given to you by the Board, continuing for 15 days following your receipt of written notice from the Board stating with specificity the nature of the failure or refusal; or (vi) your material breach of any material Company policy or any material provision of this Agreement or the Proprietary Information and Inventions Assignment Agreement. The determination of whether your termination is for Cause will be made by the Board, in its sole discretion, exercised in good faith.

Good Reason. “Good Reason” means any of the following, occurring without your written consent: (i) a material diminution in your authority, duties or responsibilities; (ii) a material diminution in your Base Salary or Target Bonus opportunity, other than an across the board reduction applied in a comparable manner to other senior officers of the Company; (iii) a material change in the location at which you are required to perform your duties; or (iv) any other action or inaction constituting a material breach by the Company of its obligations to you under this Agreement. You must provide written notice to the Company of any such event within 60 days of its occurrence. The Company shall have 30 days to cure the event following receipt of that notice. Your resignation for Good Reason must occur within 30 days following expiry of that cure period. A resignation for Good Reason shall be treated, for purposes of Sections 4(b) and 4(e) above, as though your employment had been terminated by the Company other than for Cause.

7. Company Policies

In General. As an employee of the Company, you shall be expected to abide by all Company policies and procedures, and the Company’s employee handbook, if any. You agree that you shall be subject to any incentive compensation recoupment policy adopted by the Company from time to time. The Company may modify, revoke, suspend or terminate any term, plan, policy or procedure described in the employee handbook, or otherwise communicated to you, in whole or in part, at any time, with or without notice.

Proprietary Information and Inventions Assignment Agreement. You agree to execute, on or before the Effective Date, the Company’s form of Proprietary Information and Inventions Assignment Agreement, which shall survive termination of your employment with the Company. You acknowledge that a remedy at law for any breach or threatened breach of that agreement would be inadequate. You therefore agree that the Company shall be entitled to injunctive relief in the event of any such breach or threatened breach.

8. Other Agreements

You represent and agree that your performance of your duties for the Company shall not violate any agreement, obligation or understanding you may have with any third party or prior employer. You represent and agree that you are not bound by any non-compete, non-solicitation or similar agreement that would prohibit your employment with the Company. You agree not to make any unauthorized disclosure or use, on behalf of the Company, of confidential information belonging to any former employer. You represent that you are not in unauthorized possession of any materials containing a third party’s confidential or proprietary information. While employed by the Company, you will not engage in, or prepare to engage in, any business activity in competition with the Company. If you wish to undertake an outside business activity that you believe entails no conflict with the Company’s activities, you agree to inform the Company of your intentions before initiating that activity, and to abide by the Company’s decision as to whether a conflict exists. If, in the Company’s sole determination, a conflict exists or is likely to develop, you agree not to undertake that activity.

9. Deemed Resignations

Upon termination of your employment for any reason, you shall be deemed to have resigned from all offices and directorships then held with the Company or any of its subsidiaries, including from the Board. You agree to execute any documentation required to effect such resignations upon request by the Company, and shall be treated for all purposes as having so resigned upon termination of employment, regardless of when or whether you execute any such documentation.

10. Cooperation with Company

During your employment, and thereafter, you will cooperate with the Company and its affiliates in any internal investigation, or administrative, regulatory or judicial proceeding, relating to events occurring during your employment, as reasonably requested by the Company. This includes being available upon reasonable notice for interviews and factual investigations, and appearing at the Company’s request to give testimony, at times and on schedules reasonably consistent with your other permitted activities and commitments. Where the Company requires your cooperation under this Section 10 following termination of your employment, the Company will reimburse you for reasonable expenses incurred in connection with that cooperation, including lodging and meals, upon submission of receipts. Such cooperation shall not unreasonably burden you or interfere with any subsequent employment or service you undertake.

11. Non-Interference

While employed by the Company, and for one year immediately following the date on which you terminate employment or otherwise cease providing services to the Company, you agree not to interfere with the business of the Company by soliciting, or attempting to solicit, any employee or consultant of the Company to terminate their employment or service in order to become an employee, consultant or independent contractor to or for any other person or entity. This restriction does not apply to (a) the bona fide hiring and firing of Company personnel to the extent this forms part of your duties, or (b) a general advertisement or solicitation, or hiring arising from it, that is not specifically targeted at Company employees or consultants. Your duties under this Section 11 shall survive termination of your employment and of this Agreement.

12. Reasonableness of Terms

You agree that the terms contained in Sections 8 and 11 above are reasonable in all respects, and that the restrictions contained in them are designed to protect the Company against unfair competition. If a court determines that any term or provision of this Agreement is unreasonable, the court may limit or modify that provision, and proceed to enforce this Agreement as so limited or modified.

13. Governing Law; Jurisdiction and Venue

This Agreement, for all purposes, shall be construed in accordance with the laws of the Cayman Islands. Any action or proceeding brought by either party to enforce this Agreement shall be brought only in the courts of the Cayman Islands. The parties irrevocably submit to the exclusive jurisdiction of those courts, and waive any defense of inconvenient forum to the maintenance of any such action or proceeding in that venue.

14. Severability

Each provision of this Agreement will be interpreted, wherever possible, so as to be effective and valid under applicable law. If any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law, that invalidity, illegality or unenforceability will not affect any other provision. This Agreement will instead be reformed, construed and enforced as if the invalid, illegal or unenforceable provision had never been contained in it.

15. Successors and Assigns

This Agreement is personal to you and shall not be assignable by you, without the prior written consent of the Company, other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of, and be enforceable by, your legal representatives, and shall inure to the benefit of, and be binding upon, the Company and its successors and assigns. The Company may assign this Agreement and your employment to a subsidiary or affiliate of the Company. You consent to any such assignment, and acknowledge that a transfer of your employment to a subsidiary or affiliate of the Company shall not be considered a termination of your employment for purposes of this Agreement.

16. Entire Agreement

This Agreement, together with the Proprietary Information and Inventions Assignment Agreement, constitutes the complete, final and exclusive statement of the entire agreement between you and the Company with respect to the terms and conditions of your employment. It supersedes all prior promises, obligations, warranties, representations, offer letters and agreements between you and the Company, all of which are hereby terminated. This Agreement may not be amended or modified except by a written instrument signed by you and a duly authorized officer of the Company. No waiver by either party of any breach of any provision or condition of this Agreement shall be deemed a waiver of any similar or dissimilar provision or condition at the same, or at any prior or subsequent, time.

17. Notices

Notices and other communications contemplated by this Agreement shall be in writing, and shall be deemed duly given when personally delivered, or one day following mailing by an internationally recognized overnight courier service. Notices to you shall be addressed to your home address on file with the Company. Notices to the Company shall be addressed to its registered office, for the attention of the Chairman of the Board.

18. Counterparts

This Agreement may be executed in several counterparts, each of which shall be deemed an original, and all of which together will constitute one agreement. A signature delivered by electronic means shall be effective for all purposes.

(Signatures follow on the next page)

If you accept this Agreement on the terms described above, please acknowledge your acceptance by returning a signed copy to our attention.

Sincerely,

CDT EQUITY INC.

/s/ Chele Farley .
Name:	Chele Farley
Title:	Chair of the Board

AGREED AND ACCEPTED BY:

I have read and understood this Agreement, and hereby acknowledge, accept and agree to the terms set out above.

/s/ James Bligh .
Name:	Mr. James Bligh
Date:	August 31, 2026

CDT EQUITY INC.

PROPRIETARY INFORMATION AND INVENTIONS ASSIGNMENT AGREEMENT

In consideration, and as a condition, of my employment by CDT Equity Inc., together with its parents and subsidiaries and any of their respective successors or assigns (the “Company”), and my receipt of the compensation paid to me by the Company under the employment agreement entered into between me and the Company (the “Employment Agreement”) concurrently with the execution of this Proprietary Information and Inventions Assignment Agreement (this “Agreement”), and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged, effective as of the Effective Date, as defined in the Employment Agreement, I, the undersigned, agree as follows.

1. Proprietary Information

During the term of my employment with the Company, I may receive, and otherwise be exposed to, directly or indirectly, confidential and proprietary information of the Company, whether in graphic, written, electronic or oral form, including information relating to the Company’s business, strategies, designs, products, services and technologies, any derivatives, improvements and enhancements relating to any of the foregoing, and information relating to the Company’s suppliers, customers or business partners (collectively, “Proprietary Information”). Proprietary Information may be identified at the time of disclosure as confidential or proprietary, or may be information which, by its context, would reasonably be deemed confidential or proprietary. Proprietary Information may also include, without limitation: (i)(a) unpublished patent disclosures and patent applications and other filings, know-how, trade secrets, works of authorship and other intellectual property, together with information regarding ideas, Work Product, as defined below, technology and processes, including assays, sketches, schematics, techniques, drawings, designs, descriptions, specifications and technical documentation; (b) specifications, protocols, models, designs, equipment, engineering, algorithms, software programs, software source documents and formulae; (c) information concerning or resulting from any research and development or other project, including experimental work and product development plans, regulatory compliance information, and research, development and regulatory strategies; and (d) business and financial information, including purchasing, procurement, manufacturing, customer lists, information relating to investors, employees, business and contractual relationships, business forecasts, sales and merchandising, business and marketing plans, product plans and business strategies, including information the Company provides regarding third parties such as suppliers, customers, employees, investors or vendors; and (ii) any other information which contains, reflects or is based upon any of the foregoing. Proprietary Information may also include information of a third party disclosed to me by the Company, or by that third party at the Company’s direction. Any information disclosed by an affiliate of the Company, or by any person or entity participating with the Company in a consortium, partnership, joint venture or similar business combination, which would otherwise constitute Proprietary Information if disclosed by the Company, shall be deemed Proprietary Information under this Agreement. The rights of the Company under this Agreement may be enforced by that affiliate or participating entity, as well as by the Company, with respect to any violation relating to Proprietary Information disclosed by it, as if it were a party to this Agreement.

2. Obligations of Non-Use and Nondisclosure

I acknowledge the confidential and secret character of the Proprietary Information, and agree that it is the sole, exclusive and valuable property of the Company. I agree not to use the Proprietary Information except in the performance of my authorized duties as an employee of the Company, and not to disclose all or any part of it, in any form, to any third party, during or after the term of my employment, without the prior written consent of the Company on a case by case basis. I agree to cooperate with the Company, and to use reasonable best efforts, to prevent the unauthorized use, disclosure or reproduction of any Proprietary Information. I agree not to copy or remove any tangible materials containing Proprietary Information from the premises of the Company, except in the proper performance of my duties or with the Company’s prior written consent on a case by case basis. Upon termination of my employment, I agree to cease using, and to return to the Company, all whole and partial copies and derivatives of the Proprietary Information in my possession or under my control, provided that I may retain my personal copies of (a) my compensation and benefits records, and (b) this Agreement.

My obligations of nondisclosure with respect to Proprietary Information shall not apply to information that I can establish by competent proof (i) was already in the public domain at the time of disclosure, or entered the public domain thereafter other than as a result of a breach of this Agreement, (ii) was already in my possession without breach of any confidentiality obligation at the time of disclosure, as shown by my files and records immediately prior to that time, or (iii) was obtained by me from a third party not under a confidentiality obligation, and without breach of any confidentiality obligation. If I become compelled by law, regulation, court order, subpoena or other governmental authority to disclose any Proprietary Information, I shall, to the extent possible and permissible under applicable law, first give notice to the Company, and shall cooperate reasonably with the Company, at its request, in any proceeding to obtain a protective order or other remedy. If such an order or remedy is not obtained, I shall disclose only that portion of the Proprietary Information required to be disclosed, in the opinion of my legal counsel, and shall request confidential treatment where available. Compulsory disclosure under this Section shall not relieve me of my obligations of confidentiality and non-use with respect to non-compulsory disclosures. I shall promptly notify my supervisor, or any other officer of the Company, of any possible unauthorized use or disclosure of Proprietary Information, and shall cooperate fully with the Company to enforce its rights in that information.

Nothing in this Agreement shall prohibit me from (x) filing a charge with, reporting possible violations of law to, participating in an investigation by, or cooperating with, any governmental agency or entity, or making disclosures protected under applicable whistleblower law, (y) communicating with, cooperating with, or providing information to, any government regulator for the purpose of reporting or investigating a suspected violation of law, or providing such information to my attorney or in a sealed filing in a lawsuit or other proceeding, or (z) making disclosures protected by applicable law.

3. Notice of Immunity Rights

Where applicable trade secret law provides statutory immunity for certain disclosures made in confidence to a government official or attorney solely for the purpose of reporting or investigating a suspected violation of law, or made under seal in a lawsuit or other proceeding, or made by me to my attorney or in a sealed court filing in connection with a retaliation claim, I shall be entitled to rely on that immunity to the fullest extent it applies.

4. Property of the Company

I acknowledge and agree that all notes, memoranda, reports, drawings, blueprints, manuals, materials, data, emails and other papers and records of every kind, and other tangible or intangible materials, that come into my possession in the course of my employment and relate to any Proprietary Information, shall be the sole and exclusive property of the Company. I assign to the Company any rights or interests I may obtain in any of the foregoing, and agree to surrender that property to the Company immediately upon termination of my employment, or at any time upon request. I agree that any property situated on the Company’s data systems or premises and owned by the Company, including electronic storage media, filing cabinets and other work areas, is subject to inspection by Company personnel at any time, with or without notice. In the event of termination of my employment, I will execute a Termination Certificate substantially in the form attached as Exhibit A.

5. Inventions

Disclosure and Assignment of Inventions. For purposes of this Agreement, an “Invention” means any idea, invention or work of authorship, including any documentation, formula, design, device, code, method, software, technique, process, discovery, concept, improvement, enhancement, development, machine or contribution, whether or not patentable or copyrightable, created or conceived. For purposes of this Section 5, “Company” means the Company entity that is my employer as of the Effective Date, or, if I am subsequently employed by a subsidiary or parent of that entity, the applicable subsidiary or parent. I will disclose all Inventions created or conceived by me after the Effective Date promptly, in writing, to an officer or attorney of the Company, in accordance with the Company’s policies and procedures. I assign to the Company, without requirement of further writing and without royalty or other consideration, my entire right, title and interest throughout the world in all Inventions created, conceived, made, developed or reduced to practice by me in the course of my employment, and all intellectual property rights in them. I waive any moral rights I may have in any copyrightable work I create on behalf of the Company. For a period of one year after my employment ends, I shall disclose to the Company any Inventions I create, conceive, make, develop, reduce to practice or work on that relate to the work I performed for the Company. The Company will use commercially reasonable measures to keep in confidence any Inventions disclosed to it under this Section 5.1 that are not owned by the Company, and will not use them for its own advantage, unless they are assigned or assignable to the Company under this Section 5.1 or otherwise.

Certain Exemptions. The assignment obligations in Section 5.1 apply to all Inventions, whether or not conceived during my regular working hours, whether or not made at the Company’s suggestion, whether or not reduced to tangible form, and whether or not related to the Company’s general line of business. They do not apply to Inventions that (x) constitute Background Technology, as defined in Section 5.5 below, or were created entirely on my own time, after the date of this Agreement, without using the Company’s equipment, supplies, facilities or Proprietary Information; (y) do not relate to the Company’s business, or to its actual or demonstrably anticipated research or development, at the time of conception or reduction to practice; and (z) do not result from, and are not related to, work performed by me for the Company.

Records. I will make and maintain adequate and current written records of all Inventions covered by Section 5.1, in the form of notes, sketches, drawings, flow charts, electronic data, notebooks or any other format. These records shall remain the property of the Company at all times, and shall be made available to the Company at all times.

Patents and Other Rights. I agree to assist the Company in obtaining, maintaining and enforcing patents, invention assignments, copyright assignments and other proprietary rights in connection with any Invention covered by Section 5.1, and to assist the Company as reasonably required to perfect its rights, title and interests in my work product, in the United States and elsewhere. My obligations under this Section 5.4 shall continue beyond termination of my employment, provided that if I am asked to render assistance after termination, I shall be entitled to a fair and reasonable rate of compensation, and to reimbursement of expenses incurred at the Company’s request. If the Company is unable, after reasonable effort, to secure my signature on any document needed for these purposes, I irrevocably appoint the Company and its duly authorized officers and agents as my attorney in fact, coupled with an interest, to act on my behalf to execute, verify and file such documents, and to do all other lawfully permitted acts to further the purposes of this Section 5.4, with the same effect as if executed by me.

Prior Contracts and Inventions; Information Belonging to Third Parties. I represent and warrant that, except as set forth on Exhibit C, I am not required, and have not been required in the course of prior work for the Company or its predecessors, to assign Inventions under any other contract now or previously in existence between me and any other person or entity. I represent that (i) I am not obligated under any consulting, employment or other agreement that would affect the Company’s rights or my duties under this Agreement, and shall not enter into any such agreement during my employment, (ii) there is no action, investigation or proceeding pending or threatened, or known basis for one, involving my prior employment or any use of information or techniques alleged to be proprietary to a former employer, and (iii) performance of my duties as an employee of the Company will not breach, or constitute a default under, any agreement to which I am bound, including any agreement limiting the use or disclosure of confidential information acquired before my employment by the Company, or any non-competition or non-solicitation obligation owed to a previous employer or other party. I will not, in connection with my employment, use or disclose to the Company any confidential, trade secret or other proprietary information of any previous employer or other person to which I am not lawfully entitled. I attach as Exhibit C a description of Inventions made or conceived by me prior to my employment which I wish to exclude from this Agreement (“Background Technology”). If use of any Background Technology, or of any other Invention excluded from assignment under this Section 5 (together, “Excluded Technology”), occurs in the course of my employment, or is incorporated into a Company product, service or offering, I grant the Company a non-exclusive, royalty free, perpetual and irrevocable, worldwide right to use and sublicense the Excluded Technology for the purpose of developing, marketing, selling and supporting Company technology, products and services, but not for the purpose of marketing the Excluded Technology separately from Company products or services.

Works Made for Hire. I acknowledge that all original works of authorship made by me, solely or jointly with others, within the scope of my employment, and eligible for copyright protection, shall belong to the Company to the fullest extent permitted by applicable law.

6. Notification to Other Parties

In the event of termination of my employment, I consent to notification by the Company to my new employer, or other party for whom I work, of my rights and obligations under this Agreement.

7. Nature of Employment

I understand and agree that my employment with the Company is subject to the terms of the Employment Agreement, including its notice and termination provisions.

8. Miscellaneous

1. The parties’ rights and obligations under this Agreement will bind and inure to the benefit of their respective successors, heirs, executors, administrators and permitted assigns. I will not assign this Agreement or my obligations under it without the Company’s prior written consent, which may be withheld in its sole discretion, and any purported assignment without consent shall be void from the outset. The Company may freely assign this Agreement to any affiliate or successor in interest, including any person or entity that, by merger, sale, acquisition, reorganization or otherwise, acquires all or substantially all of the business or assets of the Company.

2. This Agreement, together with the Employment Agreement, constitutes the parties’ final, exclusive and complete understanding with respect to its subject matter, and supersedes all prior and contemporaneous understandings and agreements, whether oral or written, relating to that subject matter.

3. A subsequent change in my duties, obligations, rights or compensation will not affect the validity or scope of this Agreement. This Agreement may not be waived, modified or amended except by written agreement of both parties. No delay or omission by the Company in exercising any right under this Agreement will operate as a waiver of that or any other right. A waiver given on one occasion is effective only for that instance.

4. The provisions of this Agreement are severable. The invalidity or unenforceability of any provision shall not affect the validity or enforceability of any other provision, which shall remain in full force and effect.

5. I acknowledge that the Company will suffer substantial damages, not readily ascertainable in money, in the event of a breach of my obligations under this Agreement. I agree that the Company shall be entitled, without limitation of any other remedy available to it, to obtain an injunction from a court of competent jurisdiction prohibiting the continuance or recurrence of any breach. The non-prevailing party in any action or proceeding under this Agreement shall pay the prevailing party’s reasonable and necessary expenses relating to that action or proceeding, including reasonable legal fees, to the extent permitted by applicable law.

6. The rights and obligations of the parties under this Agreement shall be governed in all respects by the laws of the Cayman Islands, without reference to conflict of laws principles. The Company and I agree that all disputes arising under this Agreement shall be adjudicated in the courts of the Cayman Islands, and each of us consents to the personal jurisdiction of those courts.

7. Notices under this Agreement shall be in writing, and shall be deemed duly given when personally delivered, or one day following mailing by an internationally recognized overnight courier service. Notices to me shall be addressed to my home address on file with the Company. Notices to the Company shall be addressed to its registered office, for the attention of the Chairman.

8. Except as otherwise provided, the provisions of this Agreement shall survive termination of my employment for any reason.

9. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall be deemed one instrument. A facsimile, PDF or other electronic copy of an executed version of this Agreement shall be binding on the signing party to the same extent as the original.

I acknowledge that I have had the opportunity to seek the advice of independent legal counsel prior to signing this Agreement, and that I have either consulted with, or on my own volition chosen not to consult with, such counsel. I acknowledge that I have read this Agreement carefully, and that I understand and accept the obligations it imposes upon me without reservation. No promises or representations have been made to me to induce me to sign this Agreement. I sign this Agreement voluntarily and freely, in duplicate, with the understanding that the Company will retain one counterpart and the other counterpart will be retained by me.

(Signature Page Follows)

If you accept this Agreement on the terms described above, please acknowledge your acceptance by returning a signed copy to our attention.

Sincerely,

CDT EQUITY INC.

/s/ Chele Farley .
Name:	Chele Farley
Title:	Chair of the Board

AGREED AND ACCEPTED BY:

I have read and understood this Agreement, and hereby acknowledge, accept and agree to the terms set out above.

/s/ James Bligh .
Name:	Mr. James Bligh
Date:	August 31, 2026

A

Termination Certificate

I, the undersigned, certify that I do not have in my possession, nor have I failed to return, any documents or materials relating to the business of CDT Equity Inc. or its affiliates (together, the “Company”), or copies of them, including any item of Proprietary Information listed in Section 4 of the Company’s Proprietary Information and Inventions Assignment Agreement (the “Agreement”) to which I am a party, other than copies of my own compensation and benefits records, to the extent expressly permitted by the Agreement.

I further certify that I have complied with all the terms of the Agreement. I agree that, in compliance with the Agreement, I will preserve as confidential any information relating to the Company, or to its business partners, clients, consultants or licensees, disclosed to me in confidence during my employment, unless authorized in writing to disclose it, by an executive officer of the Company if I am not an executive officer, or by the Board of Directors if I am an executive officer. Nothing in this certificate is intended to prevent me from communicating with, cooperating with, or providing information to, any government regulator.

Date:

Signed:

_______________________________

Name: